Exhibit 23.b

                      CONSENT OF INDEPENDENT
                            ACCOUNTANTS


     We consent to the incorporation by reference in the prospectus included in this Registration Statement of Masco Corporation on Form S-3 of our report dated February 17, 1995, on our audits of the consolidated financial statements and financial statement schedules of MascoTech, Inc. and subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in Masco Corporation's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to our Firm under the caption "Experts" in such prospectus.



/s/Coopers & Lybrand L.L.P.

Detroit, Michigan
June 5, 1995